UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 15, 2016, MVP REIT, Inc., (“MVP”) through its wholly owned entity MVP Indianapolis Meridian Lot, LLC, a Nevada limited liability company, closed on the purchase of a parking lot for approximately $1.665 million.

The parking lot is located at 239 S. Meridian Street, Indianapolis, Indiana (the “parking lot”).   The parking lot consists of approximately 10,290 square feet and has approximately 39 parking spaces.

The parking lot is leased to Denison Parking, Inc., an Indianapolis parking operator.  Denison Parking, Inc. will pay annual rent of $95,000 and will pay all regular occurring maintenance expenses associated with the parking garage other than property taxes. In addition, the lease provides revenue participation with MVP receiving 60% of gross receipts over $155,000. The term of the lease is 10 years.

Item 1.01 Entry Into a Material Definitive Agreement

On January 20, 2016, MVP REIT, INC (“MVP”) through various wholly owned subsidiaries entered into two loans with Keybank.  The first loan is an $8,580,000 loan secured by the following properties in Indianapolis: 110-120 E. Washington Street, and 301 E. Washington Street.  The loan has a term of 10 years, is amortized over 25 years and has an interest rate of 4.59% per annum.  The second loan is a $3,490,000 loan secured by the following properties in Missouri: 1010 Convention Plaza, St. Louis, 901, 909, 925 Lucas Avenue and 900, 908, 910 & 916 Convention Plaza, St. Louis and 1109 Cherry Street, Kansas City.  The loan has a term of 10 years, is amortized over 25 years and has an interest rate of 4.59% per annum.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2016

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress

Chief Financial Officer